EXHIBIT 4.13

                             DATED 19 DECEMBER 1998





                        PETRODRILL SIX LIMITED AND OTHERS
                                  as Guarantors


                                     - and -


                         MITSUBISHI CORPORATION (UK) PLC
                                as Security Agent





                  -----------------------------------------
                          INTER-COMPANY CROSS GUARANTEE
                  -----------------------------------------

                 F I E L D - F I S H E R - W A T E R H O U S E
               4 1  V I N E  S T R E E T  L O N D O N  E C 3 N  2 A A
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                                    CONTENTS

NUMBER/CLAUSE                                                           PAGE
=============                                                           ====
1.    DEFINITIONS AND INTERPRETATION                                       1
2.    JOINT AND SEVERAL GUARANTEE                                          4
3.    CONTINUING SECURITY                                                  4
4.    INTEREST                                                             4
5.    REPRESENTATIONS AND WARRANTIES                                       5
6.    OPENING OF NEW ACCOUNT                                               5
7.    DEALINGS WITH THE PRINCIPALS AND OTHERS                              5
8.    DISCHARGE AND RELEASES AVOIDED                                       6
9.    RIGHT TO MAKE DEMAND                                                 7
10.   CERTIFICATE                                                          7
11.   EFFECT OF PRINCIPAL'S INSOLVENCY                                     7
12.   EFFECT OF OTHER GUARANTEES ETC.                                      8
13.   RESORTING TO OTHER MEANS OF PAYMENT                                  8
14.   NO PROOF IN COMPETITION WITH SECURITY AGENT                          8
15.   CHANGE IN CONSTITUTION OF PRINCIPALS OR GUARANTOR                    9
16.   NO SECURITY RECEIVED BY GUARANTORS                                   9
17.   MONEY NOT RECOVERABLE ON FOOTING OF GUARANTEE                        9
18.   CHANGE IN SECURITY AGENT'S CONSTITUTION OR
      AMALGAMATION ETC.                                                    9
19.   PAYMENTS BY GUARANTORS                                              10
20.   CURRENCY INDEMNITY                                                  10
21.   NO WAIVER OF RIGHTS UNDER GUARANTEE                                 10
22.   SECURITY AGENT                                                      11
23.   DEMANDS                                                             11
24.   ASSIGNMENT                                                          12
25.   GOVERNING LAW AND JURISDICTION                                      12
26.   WAIVER; REMEDIES CUMULATIVE                                         13
27.   SEVERABILITY                                                        14
28.   PROPERTY IN THE DEED TO BELONG TO THE SECURITY AGENT                14


THE SCHEDULE                                                              15


SIGNATORIES                                                               15

THIS DEED OF GUARANTEE is made the 19 day of December 1998

BETWEEN

(1) THE SEVERAL COMPANIES whose names and registered offices are specified in the Schedule below (together called the "COMPANIES" which expression shall include each or any one or more of them severally); and

(2) MITSUBISHI CORPORATION (UK) PLC, a company incorporated in England and Wales (Reg No. 2214224), whose registered office is at Bow Bells House, Bread Street, London EC4M 9BQ in its capacity as security trustee and agent for the Secured Parties

WHEREAS:

(A) By loan agreement dated the same date as this Deed, and made between Petrodrill Six, the Lenders, the Facility Agent and the Security Agent, the Lenders have made available to Petrodrill Six upon the terms and subject to the conditions thereof, loan facilities in a maximum aggregate principal amount of US$160,000,000.

(B) By a loan agreement dated the same date as this Deed, and made between Petrodrill Seven, the Lenders, the Facility Agent and the Security Agent, the Lenders have made available to Petrodrill Seven, upon the terms and subject to the conditions whereof, loan facilities in a maximum aggregate principal amount of US$180,000,000.

(C) It is a condition of the Facilities being available for drawing that certain conditions (as set out in each of the Loan Agreements) have first been satisfied and that certain documents (as set out in the Loan Agreements) have first been delivered.

(D) One of such conditions is a condition that the Security Documents (including, but not limited to, this Deed), duly executed by the parties thereto and being in form and substance satisfactory to the Security Agent, shall have been delivered to the Security Agent.

NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINED TERMS

      In this Deed the following words and expressions shall, except where the context otherwise requires, have the following meanings:

      "AGENTS" means the Facility Agent and the Security Agent and "AGENT" means either or any of them as the context requires;

      "AMETHYST" means Amethyst Financial Company Limited (one of the
      Companies);

      "BANKING DAY" shall bear the meaning ascribed to it in the Loan
      Agreements;

      "COMMITMENT" means any Commitment as defined in and for the purpose of each of the Loan Agreements;

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      "FACILITIES" means each of the Facilities as defined in the Petrodrill Six
      Loan Agreement or in the Petrodrill Seven Loan Agreement;

      "FACILITY AGENT" means Mitsubishi Corporation (UK) PLC in its capacity as facility agent for the Lenders under each Loan Agreement and includes any successor facility agent or agents appointed under the Loan Agreements or either of them;

      "FINANCING DOCUMENTS" means the Loan Agreements and the Security Documents and "FINANCING DOCUMENT" means any of them;

      "GUARANTEED OBLIGATIONS" is defined in Clause 2;

      "GUARANTOR" means each of the Companies in so far only as it covenants by this Deed to pay and discharge monies, obligations or liabilities due owing or incurred by a Company other than itself to the Agents or the Lenders;

      "LENDERS" means each of the Lenders specified in Schedule 1 of the Petrodrill Six Loan Agreement and in Schedule 1 of the Petrodrill Seven Loan Agreement and includes their respective successors in title and transferees under the relevant Loan Agreement;

      "LOAN AGREEMENTS" means the Petrodrill Six Loan Agreement and the Petrodrill Seven Loan Agreement and "LOAN AGREEMENT" means either or both of them as the context requires;

      "OUTSTANDINGS" means any Outstandings as defined in and for the purpose of each of the Loan Agreements;

      "PETRODRILL SIX" means Petrodrill Six Limited, a company incorporated under the laws of the British Virgin Islands, of Arias Fabrega and Fabrega Trust Co., BVI Limited, 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, British Virgin Islands;

      "PETRODRILL SIX LOAN AGREEMENT" means the loan agreement referred to in Recital (A);

      "PETRODRILL SEVEN" means Petrodrill Seven Limited, a company incorporated under the laws of the British Virgin Islands, of Arias Fabrega and Fabrega Trust Co., BVI Limited, 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, British Virgin Islands;

      "PETRODRILL SEVEN LOAN AGREEMENT" means the loan agreement referred to in Recital (B);

      "PRINCIPALS" means the Companies in so far only as any monies, obligations and liabilities may at any time be due or owing or payable from or by them under or pursuant to any of the Financing Documents (whether due, owing or incurred by the relevant person alone or jointly with any other person(s) and in whatever name form or style and whether as principal or surety) otherwise than as Guarantors under this Deed;

      "SECURED PARTIES" means the Agents and the Lenders;

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      "SECURITY AGENT" means Mitsubishi Corporation (UK) PLC, in its capacity as security trustee and (where applicable hereunder or thereunder) agent for the Secured Parties under the Security Trust Deed and the other Financing Documents and includes any successor security trustee and agent appointed under the terms hereof and thereof;

      "SECURITY DOCUMENTS" means the agreements, mortgages, deeds and other documents specified in Schedule 7 Part 2 of the Petrodrill Six Loan Agreement and in Schedule 7 Part 2 of the Petrodrill Seven Loan Agreement and any other documents (including, as the context may require the Loan Agreements) that may now or hereafter be included in the term "SECURITY DOCUMENTS" as that term is defined in and for the purpose of each of the Loan Agreements;

      "SECURITY TRUST DEED" shall have the meaning ascribed thereto in each of the Loan Agreements;

      "SHARE CHARGES" means the two deeds of even date herewith, each between Amethyst and the Security Agent by which Amethyst charged to the Security Agent the Shares in Petrodrill Six and Petrodrill Seven, respectively; and

      "SHARES" means all of the shares in each of Petrodrill Six and Petrodrill Seven held by Amethyst at the date hereof and such other shares in Petrodrill Six and Petrodrill Seven of which Amethyst or may at any time become (whether alone or jointly with any other person) the legal and/or beneficial owner, and all dividends, interest, payments and other distributions payable in relation to any of the shares and all stocks, shares, rights, money or property accruing or offered by way of redemption, bonus, preference, option, exchange, purchase, substitution or otherwise to or in respect of any of the shares, all allotments, offers, rights and benefits whatsoever accruing, offered or arising in respect of any of the shares and all or any other rights attaching to or exercisable by virtue of the ownership of any of the shares and all proceeds of any disposal of any of the shares or of any enforcement of the Share Charges and any other sum received or receivable in respect of any of the Shares.

1.2   CLAUSE HEADINGS

      Clause headings and the table of contents are inserted for convenience of reference only and will be ignored in the interpretation of this Deed.

1.3   CONSTRUCTION OF CERTAIN REFERENCES

      In this Deed, unless the context otherwise requires:

      (a) references to Recitals, Clauses and Schedules are to be construed as references to Clauses and Recitals of and Schedules to, this Deed;

      (b) references to this Deed (or to any other document) are to this Deed (or, as the case may be, to that other document) as from time to time amended, varied or supplemented;

      (c) references to any Act of Parliament or any Section of, Schedule to or other provision of an Act of Parliament shall be construed, at any particular time, as including reference to any modification, extension or re-enactment thereof then in force and instruments, orders and regulations then in force and made under or deriving validity from the relevant Act;

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      (d)   words importing the plural will include the singular and vice versa;

      (e)   references to persons include companies; and

      (f) expressions listed in Clause 1.2 of the Loan Agreements shall, where used in this Deed, unless the context otherwise requires, be construed in accordance with Clause 1.2 of the Loan Agreements.

2.    JOINT AND SEVERAL GUARANTEE

      Each of the Companies unconditionally and irrevocably guarantees to and undertakes with the Security Agent (as trustee for the Secured Parties) both severally and also jointly with each of the other Companies that it will pay and discharge to the Security Agent on demand all monies, obligations and liabilities of any nature which are now or at any time hereafter may be or become due or owing by any other Company to any of the Agents or any of the Lenders under or pursuant to any of the Financing Documents (including damages for breach thereof) and any other liabilities, whether actual or contingent, now existing or hereafter incurred by any other Company to any of the Agents or any of the Lenders under or pursuant to any of the Financing Documents (whether in any such case due, owing or incurred by the relevant person alone or jointly with any other person(s) and in whatever name, form or style and whether as principal or surety) (except in any such case any monies, obligations and liabilities, due, owing or incurred by such other Company as Guarantor for the Company concerned) (all such monies, obligations and liabilities being referred to herein as the "GUARANTEED OBLIGATIONS") and each Company undertakes jointly and severally that if any other Company fails for any reason punctually to perform such of the Guaranteed Obligations or any of them as it is liable to perform, each Company shall cause every such payment to be made within five (5) Banking Days of receipt by such Company of a written demand from the Security Agent as if such Company were itself expressed in the relevant Financing Document to be the primary obligor with regard to the relevant Guaranteed Obligations Provided however that the amounts payable by Amethyst (but without affecting the liabilities of the other Companies under this Deed) shall be limited to the aggregate of amounts generated by the Shares including all realisations received by the Security Agent or by any delegate thereof or receiver, receiver and manager or administrative receiver or similar person by virtue of any enforcement of the Share Charges.

3.    CONTINUING SECURITY

      This Deed shall be a continuing security for all the Guaranteed Obligations and shall not be discharged by any intermediate discharge or payment of or on account of any of the Guaranteed Obligations or any of them or any settlement of accounts between the Security Agent and the Principals, any other guarantor or any other person. No demand made by or on behalf of the Security Agent hereunder shall prejudice or restrict the rights of the Security Agent to make further or other demands.

4.    INTEREST

      The Guarantors shall pay interest at the relevant rate applicable under the relevant Financing Document (as well after as before judgment) on any amount for the time being

                                       4
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      due from the Guarantors to the Security Agent under this Deed from the date of a valid demand for payment hereunder until actual payment in full.

5.    REPRESENTATIONS AND WARRANTIES

      Each of the Companies represents and warrants severally as to itself to as follows:-

      (i) It is a limited liability company duly organised and validly existing under the law of the country where its registered office is situate as specified against its name in the Schedule, possessing perpetual corporate existence and the capacity to sue or be sued in its own name and has the power to own its assets and carry on its business as it is now being conducted.

      (ii) It has the power to enter into and perform this and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and the transactions contemplated hereby in accordance with the terms hereof.

      (iii) This Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms and is in proper form for the enforcement in all the courts of the country of incorporation.

      (iv) The entry into and performance of this Deed and the transactions contemplated hereby do not conflict with:

            (a)   any law or official requirement;

            (b)   its constitutional documents; or

            (c) any agreement or document to which it is a party or which is binding upon it or any of its assets, and will not result in the creation or imposition of (or enforcement of) any encumbrance on any of its assets.

6.    OPENING OF NEW ACCOUNT

      If for any reason this Deed ceases to be a continuing security, the Secured Parties may either continue any then existing account or open one or more fresh accounts for the Principals, but in either case the obligations of the Guarantors under this Deed shall remain unaffected by, and be computed without regard to, any payment into or out of any such account.

7.    DEALINGS WITH THE PRINCIPALS AND OTHERS

      The obligations of the Guarantors under this Deed and the liabilities of any other person under the Financing Documents and all security rights and interests of whatsoever nature created thereby or pursuant thereto (including, without limitation, those created by or pursuant to each of the Security Documents) shall not be impaired, discharged or otherwise affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate any of the Guarantors from its obligations hereunder in whole or in part or to release, discharge, impair or adversely affect any such security rights and interests, including (without limitation, and whether or not known to or discoverable by the Guarantors, the Security Agent or any other person):

                                       5
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      (i)   any time or waiver granted to or composition with the Principals or any other person;

     (ii) the taking, variation, compromise, discharge, composition, arrangement, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Principals or any other person;

     (iii) any legal limitation, disability, incapacity or other circumstances relating to the Principals or any other person;

     (iv) any amendment or supplement to this Deed or any of the other Financing Documents or any other document or security;

     (v) the dissolution, liquidation, amalgamation, reconstruction or reorganisation of Principals or any other person;

     (vi) the unenforceability or invalidity of any obligations of the Principals or any other person under this Deed or any of the other Financing Documents or any other document or security;

     (vii) the failure of the Security Agent or any other person to take any other guarantee or security (whether contemporaneous with this Deed) or otherwise; or

     (viii) any other act, event or omission which but for the provision would or might operate to impair, discharge or otherwise affect the obligations of the Guarantors hereunder.

8.    DISCHARGE AND RELEASES AVOIDED

8.1 No assurance, security or payment which may be avoided or adjusted under the law, including under any enactment, relating to individual or corporate insolvency and no release, settlement or discharge given or made by either of the Agents and/or the Lenders on the faith of any such assurance, security or payment shall prejudice or affect the right of the Security Agent to recover all liabilities due and owing under this Deed from the Guarantors (including any monies which it or the Facility Agent or the Lenders may be compelled to refund under the provisions of the Insolvency Act 1986 and any costs payable by it or them or otherwise incurred in connection therewith) or to enforce the security created by or pursuant to this Deed to the full extent of the liabilities due and owing under this Deed.

8.2 In the event of any claim being made or proceedings being taken against the Security Agent the effect of which, if successful, would be the avoidance or reduction of any such security or payment and whether or not any Guarantor shall have been made a party thereto, the Security Agent shall have absolute discretion to concede or settle the same on such terms as it may think fit whereupon the preceding sub-Clause shall have effect as if such concession or settlement had been ordered by the court (without the possibility of appeal) and the relevant Guarantor shall in addition pay the Security Agent all costs and expenses (on a full indemnity basis) arising out of or in connection with any such claim or proceedings.

8.3 If the Security Agent has reasonable grounds for believing that any assurance, security or payment received by it from the Principals (or any of them) or the Guarantors or any other person in respect of the Guaranteed Obligations may be avoided or adjusted under any law relating to bankruptcy, insolvency or winding-up then the Security Agent shall be at liberty to retain the security created by or pursuant to this Deed for the relevant period (as defined below) after the payment and discharge in full of all amounts due and owing notwithstanding any release, settlement discharge or arrangement given or made by the Security Agent on, or as a consequence of, such payment or termination or liability provided that, if at any time within the relevant period after such payment or discharge, a petition shall be presented to a competent court for an order for the winding-up or the making of an administration order in respect of the Principals (or any of them) or the Principals (or any of them) shall commence to be wound-up or to go into administration, or if any analogous proceedings are taken in respect of the Guarantors or such other person, the Security Agent shall be at liberty to continue to retain such security (including the documents aforesaid) for and during such further period as the Security Agent may determine in which event such security shall be deemed to have continued to have been held as security for the payment and discharge to the Security Agent of all amounts due and owing under this Deed. In this Clause the "RELEVANT PERIOD" means a period of one month plus any statutory period during which any assurance, security or payment such as is referred to above may be avoided or invalidated (or such longer period as the Security Agent shall consider comparable in the light of the provisions of any applicable law of any jurisdiction).

9.    RIGHT TO MAKE DEMAND

      If the right to make a demand for payment of any sum from the Principals has arisen the Security Agent may make a demand under this Deed (i) before making any demand on the Principals (or any of them) or any other surety or enforcing any other guarantee or security for the Guaranteed Obligations and (ii) for the payment of the ultimate balance after resorting to other means of payment or for the balance due at any time notwithstanding that the Security Agent has not resorted to other means of payment.

10.   CERTIFICATE

      The Security Agent's certificate of the amount of the Guaranteed Obligations outstanding at any time shall, in the absence of manifest error, be PRIMA FACIE evidence for all purposes of this Deed as against the Guarantor.


11.   EFFECT OF PRINCIPALS' INSOLVENCY

      The bankruptcy, liquidation or insolvency of any of the Principals shall not affect or determine the liability of the Guarantors under this Deed. All dividends, compositions and money received by the Security Agent from any of the Companies or from any other company, person or estate capable of being applied by the Security Agent in reduction of the indebtedness of any of the Principals shall be regarded for all purposes as payments in gross and the Security Agent shall be entitled to prove in the bankruptcy, liquidation or insolvency of any of the Principals in respect of the whole of such Principal's indebtedness to the Security Agent and/or the Lenders and without any right on the part of any of the Guarantors to be subrogated to the Security Agent in respect of any such proof to the intent that each of the guarantees contained in this Deed shall apply to and secure the whole of any ultimate balance which shall remain due to the Security Agent.

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12.   EFFECT OF OTHER GUARANTEES ETC.

      This Deed and the rights of the Security Agent under it shall be in addition to and shall not be in any way prejudiced or affected by any one or more other securities or guarantees for any of the Principals which the Security Agent may now or subsequently hold whether from any of the Guarantors or from any other person.

13.   RESORTING TO OTHER MEANS OF PAYMENT

      The Security Agent shall be at liberty but not bound to resort for its own benefit to any other means of payment at any time and in any order it thinks fit without in consequence diminishing the liability of the Guarantors and the Security Agent may enforce any of the guarantees contained in this Deed either for the payment of the ultimate balance or balances after resorting to other means of payment (including any of such other guarantees) or for the balance or balances due at any time notwithstanding that any such other means of payment have not been resorted to and in each case without entitling the Guarantors to any benefit from such other means of payment so long as any money remains due or owing or payable (whether actually or contingently) from or by the Principals to the Security Agent.

14.   NO PROOF IN COMPETITION WITH SECURITY AGENT

      Each of the guarantees contained in this Deed shall take effect as a guarantee of the whole and every part of the Guaranteed Obligations and accordingly none of the Guarantors shall be entitled as against the Security Agent to any right of proof in the bankruptcy, liquidation or insolvency of the Principals or any other surety or other right of a surety (including any right of contribution from any other surety) discharging, in whole or in part, its liability for the Guaranteed Obligations or to share in any security held or money received by the Security Agent on account of the Guaranteed Obligations or any other surety or to have or exercise any rights as surety (including any such right of contribution as stated above) in competition with the Security Agent unless and until the whole of the Guaranteed Obligations shall have first been completely discharged and satisfied. Furthermore, until such money shall have been discharged and satisfied in full none of the Guarantors shall, if any money shall have become payable or shall have been paid by any of the Guarantors under any of the guarantees contained in this Deed, take any step to enforce repayment or to exercise any other rights, claims or remedies of any kind which may accrue howsoever to any such Guarantor in respect either of the amount so payable or so paid (including any such right of contribution as stated above) or of any other money for the time being due to any such Guarantor from the Principal concerned or any other surety PROVIDED that in the event of the bankruptcy, liquidation or insolvency of any of the Principals or any other surety each of the Guarantors shall, if so directed by the Security Agent but not otherwise, prove for the whole or any part of the money due to that Guarantor from such Principal or any other surety as stated above on terms that the benefit of such proof and of all money to be received by the Guarantor in respect of it shall be held in trust for the Security Agent and applied in discharging the obligations of the Guarantor to the Security Agent under this Deed. For the purposes of enabling the Security Agent to sue any of the Principals or any other surety or to prove in the bankruptcy, liquidation or insolvency of any of the Principals or any other surety for the whole of such money as stated above, or to preserve intact the liability of any other party, the Security Agent may at any time place and keep, for such time as it may think prudent, any money received, or realised on account of the obligations of such Principal or under any other guarantee or security to the credit, either of such Guarantor, or such

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      other person or transaction (if any) as the Security Agent may think fit, without any intermediate obligation on the part of the Security Agent to apply the same or any part of it in or towards the discharge of the Guaranteed Obligations, or any intermediate right on the part of such Guarantor to sue such Principal or any other surety or to prove in the bankruptcy, liquidation or insolvency of such Principal or any other surety in competition with or so as to diminish any dividend or other advantage that would or might come to the Security Agent, or to treat the liability of such Principal or any other surety as diminished.

15.   CHANGE IN CONSTITUTION OF PRINCIPALS OR GUARANTOR

      Each of the guarantees contained in this Deed shall remain in full force and effect notwithstanding any change in the constitution of any of the Principals or any of the Guarantors.

16.   NO SECURITY RECEIVED BY GUARANTORS

      It is declared by each of the Guarantors that no security has been received by it from any of the Principals or any other surety for the giving of the guarantee on its part contained in this Deed and each of the Guarantors agrees that it will not, so long as such guarantee remains in force, take any security in respect of its liability under this Deed without first obtaining the written consent of the Security Agent.

17.   MONEY NOT RECOVERABLE ON FOOTING OF GUARANTEE

      As a separate and independent stipulation each of the Guarantors agrees, both severally and also jointly with every other Guarantor, that any of the Guaranteed Obligations which may not be recoverable on the footing of a guarantee, whether by reason of any legal limitation, disability or incapacity on or of any of the Principals or any other fact or circumstance, and whether known to the Security Agent or any of the Guarantors or not, shall nevertheless be recoverable from the Guarantors as though the same had been incurred by the Guarantors and the Guarantors were jointly and severally liable as sole or principal debtors in respect of such Guaranteed Obligations and shall be paid by the Guarantors on demand Provided however that the amounts payable by Amethyst under this Clause 17 (but without affecting the liabilities of the other Companies under this clause 17) shall be limited to the aggregate of amounts generated by the Shares including all realisations received by the Security Agent or by any delegate thereof or receiver, receiver and manager or administrative receiver or similar person by virtue of any enforcement of the Share Charges.


18.   CHANGE IN SECURITY AGENT'S CONSTITUTION OR AMALGAMATION ETC.

      This Deed shall continue to bind the Guarantors notwithstanding any amalgamation or merger that may be effected by the Security Agent with any other company or companies and notwithstanding any reconstruction by the Security Agent involving the formation of and transfer of the whole or any part of its undertaking and assets to a new company and notwithstanding the sale or transfer of the whole or any part of the undertaking and assets of the Security Agent to another company, whether the company or companies with which the Security Agent may amalgamate or merge or the company to which the Security Agent may transfer the whole or any part of its undertaking and assets either on

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
      a reconstruction or sale or transfer as stated above shall or shall not differ from the Security Agent in their or its objects, character or constitution, it being the intent of each of the Guarantors that the guarantee on its part contained in this Deed shall remain valid and effectual in all respects in favour of, against and with reference to, and that the benefit of the guarantees and all rights conferred upon the Security Agent by this Deed may be assigned to and enforced by, any such company or companies and proceeded on in the same manner to all intents and purposes as if such company or companies had been named in this deed instead of and/or in addition to the Security Agent.

19.   PAYMENTS BY GUARANTORS

      Each payment to be made by any of the Guarantors under this Deed shall be made to the Security Agent, in the appropriate currency in accordance with the terms and provisions of the relevant Financing Documents, to the credit of the Security Agent's account with whichever bank or banks located in the country of such currency, as shall be designated by the Security Agent regardless of any law, regulation or decree, now or after this date in effect, which affects or might in any manner affect any of such terms and provisions or the rights of the Security Agent as against such Principal. All such payments shall be made in full without set-off or counterclaim and free and clear of and without deduction of or withholding for or on account of any tax of any nature now or subsequently imposed by any country or any subdivision or taxing authority of or in such country or any federation or organisation of which such country is a member. If any such payment shall be subject to any such tax or if any of the Guarantors shall be required to make any such deduction or withholding, such Guarantor shall pay such tax, shall ensure that such payment, deduction or withholding will not exceed the minimum legal liability for it and shall simultaneously pay to the Security Agent such additional amount as may be necessary to enable the Security Agent to receive, after all such payments, deductions and withholdings, a net amount equal to the full amount payable under this Deed. If any of the Guarantors shall make any such payment, deduction or withholding such Guarantor shall within 30 days forward to the Security Agent an official receipt or other official documentation evidencing such payment or the payment of such deduction or withholding. As used in this Clause the term "TAX" includes all levies, imposts, duties, charges, fees, deductions, withholdings, turnover tax, transaction tax, stamp tax and any restrictions or conditions result in a charge.

20.   CURRENCY INDEMNITY

      It is further agreed by each of the Guarantors, both severally and also jointly with every other Guarantor, that if any judgment or order is given or made for the payment of any amount due under this Deed and is expressed in a currency other than that in which such amount is payable by the Guarantors under this Deed the Guarantors will indemnify the Security Agent against any loss incurred as a result of any variation having occurred in rates of exchange between the date as at which such amount is converted into such other currency for the purposes of such judgment or order. This indemnity shall constitute a separate and independent obligation of the Guarantors and shall apply irrespective of any indulgence granted to any of the Guarantors from time to time and shall continue in full force and effect notwithstanding any such judgment or order as stated above.

21.   NO WAIVER OF RIGHTS UNDER GUARANTEE

      Each of the Guarantors declares that no delay or omission on the part of the Security Agent in exercising any right, power, privilege or remedy in respect of any of the

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      guarantees contained in this Deed shall impair such right, power, privilege or remedy or be construed as a waiver of it nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any further exercise of it or the exercise of any other right, power, privilege or remedy. The rights, powers, privilege and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by law.

22.   SECURITY AGENT

      The benefit of this Deed (including any sums received by the Security Agent pursuant to this Deed) shall be held by the Security Agent upon trust for the benefit of the Secured Parties as security for the Guaranteed Obligations in such shares and ranking in such order as shall be from time to time applicable pursuant to any agreement between the Secured Parties all in accordance with the Security Trust Deed; references in this Deed to the Security Agent shall be construed accordingly.

23.   DEMANDS

23.1  METHOD OF SENDING

      Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by facsimile transmission or by telex or by letter.

23.2  ADDRESSES FOR NOTICES

      Any communication or document to be made or delivered by one person to another pursuant to this Deed shall (unless the one has by not less than three (3) days' written notice to the other specified another address) be made or delivered to that other person at the respective addresses set out below.

      (1)   The Security Agent:-
            Bow Bells House
            Broad Street
            London EC4M 9BQ

            Attention:  General Manager, Machinery Department;
            Facsimile:  0171-822 0184


      (2)   Petrodrill Six:-
            Arias Fabrega and Fabrega Trust Co., BVI Limited
            325 Waterfront Drive
            Omar Hodge Building
            2nd Floor, Wickham's Cay
            Road Town
            Tortola
            British Virgin Islands

      (3)   Petrodrill Seven:-
            Arias Fabrega and Fabrega Trust Co., BVI Limited
            325 Waterfront Drive

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
            Omar Hodge Building
            2nd Floor, Wickham's Cay
            Road Town
            Tortola
            British Virgin Islands

      (4)   Amethyst Financial Company Ltd:-
            Arias Fabrega and Fabrega Trust Co., BVI Limited
            325 Waterfront Drive
            Omar Hodge Building
            2nd Floor, Wickham's Cay
            Road Town
            Tortola
            British Virgin Islands

23.3  DEEMED RECEIPT

      Any notice given hereunder shall be deemed to have been received:

      (i)   If sent by facsimile transmission , at the opening of business one
            (1) Banking Day after the day it was transmitted;

      (ii) In the case of a written notice lodged by hand, at the time of actual delivery; and

      (iii) If posted, on the fifth Banking Day following the day on which it was properly despatched by first class mail postage prepaid.


24.   ASSIGNMENT

      The provisions of Clause 15 of each of the Loan Agreements shall apply hereto and (MUTATIS MUTANDIS) be deemed incorporated herein and, accordingly, any Lender may novate and/or assign this Deed to any person to whom its Commitments and/or Outstandings are novated or assigned in accordance with such Clause and this Deed shall remain in full force and effect after, and shall continue to secure the Guaranteed Obligations after and resulting from, any novation or assignment in accordance with either such Clause 15.

 25.  GOVERNING LAW AND JURISDICTION

25.1  GOVERNING LAW

      This Deed shall be governed by and construed in accordance with English law.

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
25.2  SUBMISSION TO JURISDICTION

      For the benefit of the Security Agent, each of the Guarantors irrevocably agrees that the English courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any suit, action or proceedings ("PROCEEDINGS") arising out of or in connection with this Deed may be brought in such courts.

25.3  WAIVER OF OBJECTION

      Each of the Guarantors irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in Clause 25.2 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon such Guarantor and may be enforced in the courts of any other jurisdiction.

25.4  OTHER JURISDICTIONS

      Nothing contained in this Clause 25 shall limit the right of the Security Agent to take proceedings against any Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

25.5  SERVICE OF PROCESS

      Each Company irrevocably and unconditionally:

      (a) designates, and appoints and empowers Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ to receive for it and on its behalf, service of process issued out of the English courts in any Proceedings arising out of or in connection with this Deed;

      (b) agrees to maintain in England a duly appointed process agent notified to the Security Agent, for the purposes of paragraph (a) above;

      (c) agrees that failure by any such process agent to give notice of such process to it shall not impair the validity of such service or of any judgment based thereon;

      (d) consents to the service of process out of any of the said courts in any such Proceedings by the airmailing of copies, postage prepaid, to it at its address set out in the Schedule; and

      (e) agrees that nothing herein shall affect the right to serve process in any other manner permitted by law.

26.   WAIVER; REMEDIES CUMULATIVE

      No failure to exercise and no delay in exercising on the part of the Security Agent any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise

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
      thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.


27.   SEVERABILITY

      Any provision in this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

28.   PROPERTY IN THE DEED TO BELONG TO THE SECURITY AGENT

      The paper on which this Deed is written shall remain at all times the property of the Security Agent.

IN WITNESS WHEREOF this Deed has been executed the day and year first before written

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
                                  THE SCHEDULE

NAME OF COMPANY           REGISTERED OFFICE OF EACH COMPANY

Petrodrill Six Limited    Arias Fabrega and Fabrega
                          Co., BVI Limited
                          325 Waterfront Drive
                          Omar Hodge Building
                          2nd Floor, Wickham's Cay
                          Road Town
                          Tortola
                          British Virgin Islands

Petrodrill Seven Limited  Arias Fabrega and Fabrega
                          Co., BVI Limited
                          325 Waterfront Drive
                          Omar Hodge Building
                          2nd Floor, Wickham's Cay
                          Road Town
                          Tortola
                          British Virgin Islands

Amethyst Financial        Arias Fabrega and Fabrega
Company Ltd.              Co., BVI Limited
                          325 Waterfront Drive
                          Omar Hodge Building
                          2nd Floor, Wickham's Cay
                          Road Town
                          Tortola
                          British Virgin Islands


EXECUTED and DELIVERED              ) /s/ Illegible
as a DEED by PETRODRILL             )
SIX LIMITED by its duly             )
authorised signatory/attorney-in-   )
fact in the presence of:-           ) /s/ Illegible




EXECUTED and DELIVERED              ) /s/ Illegible
as a DEED by PETRODRILL             )
SEVEN LIMITED by its duly           )
authorised signatory/attorney-in-   )
fact in the presence of:-           ) /s/ Illegible


EXECUTED and DELIVERED              )
as a DEED by AMETHYST               ) /s/ Illegible
FINANCIAL COMPANY LTD.              )
by its duly authorised signatory/   )
attorney-in-fact in the presence    )
of:-                                ) /s/ Illegible





EXECUTED and DELIVERED              ) /s/ Illegible
as a DEED by MITSUBISHI             )
CORPORATION (UK) PLC                )
by its duly authorised signatory/   )
attorney-in-fact in the presence    )
of:-                                ) /s/ Illegible


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